Exhibit 10.1

Execution Version

EXECUTIVE SEPARATION AGREEMENT AND RELEASE

THIS EXECUTIVE SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into effective as of the Effective Date (as defined in Section 8) by and between James Daniel Dellinger (“Executive”) and Reliant Bancorp, Inc., a Tennessee corporation (“Company”). Company and Executive are referred to collectively herein as the “Parties,” and each of Company and Executive is referred to herein individually as a “Party.”

WHEREAS, the Parties desire to enter into this Agreement in order to set forth in writing certain mutually beneficial understandings and agreements relative to the cessation of Executive’s employment with Company and Reliant Bank.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Parties agree as follows:

1.          Termination of Employment. The Parties acknowledge and agree that Executive’s employment with Company and Reliant Bank ended effective as of the close of business on May 26, 2020 (the “Separation Date”), upon Executive’s resignation from employment with Company and Reliant Bank. Executive has performed and will perform no work for or on behalf of Company or Reliant Bank, or any of their respective subsidiaries or affiliates, after the Separation Date.

2.          Compensation Through Separation Date. Company will pay to Executive all salary and wages earned by Executive through and including the Separation Date, less customary and applicable payroll deductions, in accordance with Company’s normal payroll practices. To the extent Executive desires to seek reimbursement for employment-related expenses, any requests for reimbursement, along with appropriate supporting documentation, must be submitted to Company on or before June 5, 2020. Any such employment-related expenses determined by Company to be appropriate for reimbursement in accordance with Company’s policies and procedures for the reimbursement of expenses will be reimbursed to Executive in accordance with Company’s standard policies and procedures for expense reimbursement. Executive acknowledges and agrees that, upon receipt of the payments described in this Section 2, Executive will have received all salary, wages, reimbursements, incentive payments, and other benefits to which he is entitled as a result of his employment with Company and Reliant Bank.

3.          Health Plan Benefits. Executive will be eligible to participate through May 31, 2020, in all group health benefit plans in which Executive was enrolled through Company or Reliant Bank on the Separation Date. As of June 1, 2020, Executive will be eligible for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under any group health benefit plans in which Executive was enrolled through Company or Reliant Bank on the Separation Date. Executive will be provided with all legally required notices of his rights and obligations pursuant to COBRA. If Executive timely elects COBRA continuation coverage, Company will pay on Executive’s behalf the monthly or other premium for such coverage for Executive and his dependents until the earliest of (a) June 30, 2021, (b) the date Executive is no longer eligible for COBRA continuation coverage, and (c) the date on which Executive becomes eligible to receive substantially similar health insurance coverage through another employer (notice of which eligibility Executive shall promptly give to Company).

4.          Severance Pay; Other Consideration. In consideration for this Agreement, Company agrees to provide Executive the following additional compensation and benefits, including compensation and/or benefits over and above what Executive would otherwise be entitled to receive:

(a)          Company will pay to Executive the sum of $21,250 (the “Transition Pay”), the same to be payable in one lump sum payment on the first regularly scheduled payday following the Effective Date (as defined in Section 8) of this Agreement. The Transition Pay will be designated as wages and subject to applicable withholding.

(b)          Company will pay to Executive, as severance, the sum of $255,000 (the “Severance Pay”), the same to be payable bi-monthly in 24 equal installments of $10,625 over the course of the 12-month period immediately following the Effective Date (as defined in Section 8) of this Agreement and otherwise in accordance with Company’s normal payroll practices. The Severance Pay will be designated as wages and subject to applicable withholding, and a Form W-2 will be issued by Company to Executive for each calendar year in which Executive receives payment of the Severance Pay. Payment of the Severance Pay by Company will commence on the first regularly scheduled payday following the Effective Date (as defined in Section 8) of this Agreement.

(c)          The restricted stock and restricted stock units previously awarded to Executive and identified on Schedule I to this Agreement, which as of the Separation Date were not by their terms vested, will vest, or shall be deemed to have vested, in full as of the Separation Date in accordance with action of the compensation committee of Company’s board of directors taken prior to the Separation Date.

Executive shall not be required to perform any work in order to receive the compensation and benefits provided for in this Section 4, except that, during the period of time Executive is receiving Severance Pay, Executive is expected to, and will, provide any cooperation and assistance reasonably requested by Company to transition his work and responsibilities.

5.          Return of Property. Executive shall deliver to Company or Reliant Bank, as soon as reasonably practicable (but in no event later than three calendar days) following Executive’s execution of this Agreement, all property of Company or Reliant Bank in the possession or under the control of Executive, including vehicles, keys, equipment, laptops, iPads, phones, or other electronic devices, and all data and documents in any form pertaining to Company’s or Reliant Bank’s (or their respective subsidiaries’ or affiliates’) business, operations, personnel, or customers. Executive agrees that all originals and copies of such data and documents shall be returned to Company or Reliant Bank and no copies (electronic, printed, or otherwise) of any such data or documents shall be retained by Executive.

6.          Waiver and Release of Claims.

(a)          Release of Claims. Executive, for and on behalf of himself and his assigns, heirs, beneficiaries, executors, administrators, and legal and personal representatives, hereby acknowledges full and complete satisfaction, waives, and releases and forever discharges Company and Reliant Bank and their respective parent companies, affiliates, and subsidiaries, and the past and present officers, directors, members, managers, partners, employees, trustees, administrators, and other officials of Company and Reliant Bank and their respective parent companies, affiliates, and subsidiaries, and the heirs, beneficiaries, executors, administrators, legal and personal representatives, successors, and assigns, of all of the foregoing persons or anyone claiming by, through, under, or on behalf of any of them (hereinafter collectively the “Released Parties”), for and from, any and all claims, demands, actions and causes of action, in law or in equity, suits, liabilities, losses, costs, and expenses, known or unknown, suspected or unsuspected, that Executive has or may have arising out of, or in any way connected with, the events, occurrences, affairs, and transactions between Executive and the Released Parties at any time prior to and as of the date Executive executes this Agreement, known or unknown, and whether or not asserted before the date Executive executes this Agreement, including without limitation all claims for discrimination, retaliation, wrongful termination, constructive discharge, interference with rights, wrongful demotion, breach of express or implied contract (including without limitation claims for breach of any employment agreement with Company or Reliant Bank), breach of implied covenant of good faith and fair dealing, promissory estoppel or reliance, harassment, fraud, misrepresentation, intentional or negligent infliction of emotional distress, reimbursement of expenses, reimbursement of medical expenditures, violation of civil rights, defamation, conspiracy, severance pay, denial of pension benefits, and/or any remedy, payment, benefit, or obligation of Company or Reliant Bank set forth in any employment agreement with Company or Reliant Bank. This general and universal release includes, but is not limited to, claims under the United States or any state constitution, 42 U.S.C. § 1983, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001, et seq., as amended, the Americans with Disabilities Act of 1990, 29 U.S.C. §§ 12101 to 12213, as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 791, et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., as amended, the Fair Labor Standards Act, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act of 1963, 29 U.S.C. §§ 206(d), the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 to 2654, the Immigration Reform and Control Act, as amended, the Workers’ Adjustment and Retraining Notification Act, as amended, the Sarbanes-Oxley Act of 2002, the False Claims Act, the Tennessee Human Rights Act, the Tennessee Public Protection Act, and any other local, state, or federal law, rule, regulation, or ordinance, public policy, express or implied contract, tort, or common law. This release includes all claims arising out of Executive’s employment by Company and/or Reliant Bank, and/or the termination thereof, including without limitation claims arising out of or under the Employment Agreement between Company and Executive dated April 15, 2018 (the “Employment Agreement”). Executive understands and agrees that this release is intended to be interpreted and to apply as broadly as permitted under law, provided that, notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law. Executive understands and agrees that the released claims include not only claims presently known but also include all unknown or unanticipated claims, demands, actions and causes of action, suits, liabilities, losses, costs, expenses, and rights of every kind and character that would otherwise come within the scope of the released claims, as described herein. Executive understands that Executive may hereafter discover facts different from what he now believes to be true, which, if known, could have materially affected this Agreement, but Executive nevertheless waives any claims, demands, actions and causes of action, suits, liabilities, losses, costs, expenses, and rights based on different or additional facts subsequently discovered.

(b)          Executive Acknowledgements. Executive acknowledges and agrees that (i) Executive is not owed any wages, compensation, or benefits by the Released Parties, other than as set forth in this Agreement; (ii) the Released Parties have not in any way interfered with Executive’s right to take any leave which he may have been entitled by law to take; (iii) Executive has reported any and all workplace injuries that he has incurred or suffered to date; and (iv) Executive is not aware of any potentially illegal conduct or practice on the part of the Released Parties as of the date of his execution of this Agreement.

(c)          No Pending or Unasserted Claims. Executive represents that he has no pending lawsuits, charges, or other claims of any nature whatsoever against the Released Parties in any state or federal court, or before any agency or other administrative or regulatory body. Further, Executive agrees, to the fullest extent permitted by law, not to assert, institute, or bring any claims, charges, or other legal proceedings against the Released Parties in any forum, based on any events, occurrences, affairs, or transactions, whether known or unknown, occurring prior to the date of Executive’s execution of this Agreement, including without limitation any events, occurrences, affairs, or transactions related to Executive’s employment with Company or Reliant Bank or the cessation of that employment, or pertaining to or arising from or out of the Employment Agreement. Executive further agrees that he will “opt out” of, or not “opt in” to, any class action in which any of the Released Parties are named, or has been named, as a defendant. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from making a report to, or filing a charge with, any government law enforcement, regulatory, or administrative agency, including the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Equal Employment Opportunity Commission (the “EEOC”), and the National Labor Relations Board (the “NLRB”), or participating in an investigation conducted by any such agency.

7.          Social Media and Non-Disparagement. Executive agrees to revise his employment status on social media, including LinkedIn and other social media sites, as soon as reasonably practicable (but in no event later than three calendar days) following the date Executive executes this Agreement, if Company or Reliant Bank is identified as an employer. Executive agrees not to, and that he will direct his immediate family members not to, make any statements or take any actions, at any time, whether now or in the future, in any form or format, including on social media, that can be construed by a reasonable person to be in any way derogatory, disparaging, or negative about Company or Reliant Bank or their respective parent companies, affiliates, or subsidiaries, or any of the officers, directors, members, managers, partners, employees, trustees, administrators, officials, agents, successors, or assigns of Company or Reliant Bank or their respective parent companies, affiliates, or subsidiaries, either individually or in their official capacities. Members of the executive management team of Company and Reliant Bank who are aware of the circumstances of Executive’s departure will not make any disparaging statements about Executive. It is understood and agreed that this Section 7 is not to be construed as preventing or restricting Executive, on the one hand, or Company or Reliant Bank, on the other, from affirmatively reporting possible unlawful activity to the SEC, the EEOC, the NLRB, or any other governmental or regulatory agency, or from providing truthful information and testimony in any investigation or legal proceeding conducted by any such agency. It is further understood and agreed that this Section 7 is not intended to, and will not be enforced so as to, unlawfully limit or infringe upon any rights of Executive under applicable law.

8.          Age Discrimination Claim Release Notices; Effective Date. Executive understands and acknowledges that he has been offered a period of up to 21 days after receipt of this Agreement (the “Consideration Period”) to decide whether to sign this Agreement, although he may sign this Agreement prior to the expiration of the Consideration Period if he wishes. Based on the date of presentation of this Agreement, Executive must sign and return this Agreement to Mindy Logan, Reliant Bank’s Human Resources Director, on or before June 16, 2020. With respect to any claims which Executive may have under the Age Discrimination in Employment Act (“ADEA Claims”), Executive further understands and acknowledges that, under federal law, he has the right to revoke this Agreement as its relates to his release of ADEA Claims, provided that notice of revocation must be communicated to Mindy Logan, Reliant Bank’s Human Resources Director, in writing within seven days following the date Executive executes this Agreement (the “Revocation Period”). Should Executive not exercise his right to revoke his release of ADEA Claims during the Revocation Period, on the seventh day following Executive’s delivery of this Agreement, signed by him, to Company, the release of ADEA Claims under this Agreement shall be held in full force and effect, and each Party shall be obligated to comply with its requirements. Assuming no revocation, the effective date of this Agreement (the “Effective Date”) shall be the eighth day following Executive’s execution of this Agreement. In the event Executive exercises his right to revoke his release of ADEA Claims within the Revocation Period in compliance with the above requirements, this Agreement and the offer contained in this Agreement shall be null and void in all respects. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has in no way been discouraged from consulting with an attorney, and that he has in fact reviewed this Agreement and understands and willingly agrees to all terms set forth herein.

9.           Resignation of Officer and Director Positions. Effective as of the Separation Date, Executive resigns from any and all officer and director positions with Company or Reliant Bank, or any of their respective subsidiaries or affiliates, which Executive held immedicably prior to the Separation Date.

10.          No Reemployment. Executive agrees that, by signing this Agreement, he relinquishes any right to employment or reemployment with Company or Reliant Bank or any of the other Released Parties. Executive agrees that he will not seek, apply for, accept, or otherwise pursue employment with Company or Reliant Bank or any of the other Released Parties and acknowledges that, if he reapplies for or seeks employment with Company or Reliant Bank or any of the other Released Parties, Company’s, Reliant Bank’s, or any of the other Released Parties’ refusal to hire Executive based on this Section 10 shall provide a complete defense to any claims arising from Executive’s attempt to obtain employment.

11.          Future Employment. Company acknowledges that Executive shall be specifically permitted to work for or with, consult for, or otherwise be affiliated with or be employed by any bank or other financial institution, whether now in existence or to be established, during the 12-month period immediately following the Effective Date and remain entitled to receive (a) all Severance Pay due under this Agreement, as described above in Section 4(b), and (b) the COBRA continuation coverage benefit described above in Section 3. Company agrees that Section 8(c) (New Financial Institution) of the Employment Agreement shall be null and void. Executive and Company agree that the remaining provisions of Section 8 of the Employment Agreement shall continue in full force and effect.

12.          Disclaimer of Liability. Executive acknowledges that neither the presentation of the offer set forth in this Agreement, nor the payment of the sums or the provision of the benefits described herein, constitutes or shall be construed as an admission of breach of contractual obligations or any acts of discrimination, harassment, retaliation, misconduct, negligence, violation of state or federal wage and hour laws, or any unlawful conduct whatsoever by Company, Reliant Bank, or any of the other Released Parties against Executive or any other person, and Company specifically disclaims any liability and denies any unlawful conduct whatsoever against Executive or any other person, on the part of itself or any of the other Released Parties.

13.          Clawback. Notwithstanding anything in this Agreement to the contrary, Company, or its respective successors or assigns, retains the legal right to demand the return of any payments made to Executive under this Agreement, or cease making future payments to Executive under this Agreement, (a) as may be required by applicable law, rule, or regulation or by any federal or state regulator of Company or Reliant Bank or (b) in the event Executive breaches the terms of this Agreement or the terms of the Employment Agreement, including without limitation any confidentially or non-solicitation provisions contained in the Employment Agreement.

14.          Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all payments and benefits provided under this Agreement by Company to Executive:

(a)          The payment, or commencement of a series of payments, hereunder of any non-qualified deferred compensation (within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended) upon a termination of employment shall be delayed until such time as Executive has also undergone a separation from service (for purposes of Section 409A), at which time such non-qualified deferred compensation (calculated as of the date of Executive’s termination of employment) shall be paid (or commence to be paid) to Executive as set forth in this Agreement as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate separation from service.

(b)          It is the Parties’ intention that the payments, benefits, and entitlements to which Executive could become entitled in connection with this Agreement be exempt from or comply with Section 409A and the regulations and other guidance promulgated thereunder and, accordingly, this Agreement will be interpreted to be consistent with such intent.

(c)          While the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall Company or Reliant Bank be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).

(d)          No deferred compensation payments provided for under this Agreement shall be accelerated to Executive.

(e)          Any installment payments provided for in this Agreement shall be treated as separate payments for purposes of Section 409A.

15.          Severability of Provisions. Should any agency or court of competent jurisdiction determine that any term or provision of this Agreement is unenforceable, the Parties agree that such term or provision shall be deemed to be deleted as though it had never been a part of this Agreement, and the validity, legality, and enforceability of the remaining terms and provisions of this Agreement shall not be in any way affected or imperiled thereby.

16.          Complete Defense and Indemnification. Executive acknowledges and agrees that this Agreement may be used by Company and the other Released Parties as a complete defense to any past, present, or future claim or entitlement which Executive has against Company or the other Released Parties for or on account of any matter or thing whatsoever arising out of Executive’s employment with or separation from Company and Reliant Bank. Executive also agrees to indemnify Company for any and all damages, liabilities, costs, fees, and expenses (including without limitation attorneys’ fees and court costs) which may be incurred in defending or prosecuting claims arising out of or caused by Executive’s breach of this Agreement.

17.          Assignment. Company may assign this Agreement and its rights hereunder, and may delegate its duties and obligations under this Agreement, in each case without the consent of Executive. This Agreement is a personal contract, and neither this Agreement nor the rights, interest, duties, or obligations of Executive hereunder may be assigned or delegated by Executive. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, beneficiaries, executors, administrators, legal and personal representatives, successors, and permitted assigns.

18.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to or the application of conflict of law principles.

19.          Amendment; Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties. Any waiver of any provision of this Agreement must be set forth in a written instrument signed by the Party granting such waiver.

20.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(Remainder of Page Intentionally Blank)

IN WITNESS WHEREOF, the Parties have voluntarily executed this Agreement, and, by executing this Agreement, each Party stipulates, agrees, represents, and warrants as follows:

(i)          that the terms of this Agreement are reasonable;

(ii)          that the person executing this Agreement has carefully read and understands all of the provisions of this Agreement and is voluntarily entering into this Agreement;

(iii)          that the person executing this Agreement will not challenge or contest in any way the capacity or authority of any Party hereto to enter into this Agreement;

(iv)          that the person executing this Agreement has the necessary and appropriate authority and capacity to execute this Agreement and to make this Agreement fully binding upon and enforceable against himself/herself or the entity that he/she represents; and

(v)          that such Party has not relied upon any representations or promises in executing this Agreement other than those expressly set forth in this Agreement.

PLEASE READ CAREFULLY
THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

RELIANT BANCORP, INC.

/s/ James Daniel Dellinger	By:	/s/ DeVan Ard, Jr.
James Daniel Dellinger		DeVan Ard, Jr.
Chairman, President, and CEO
Date: June 1, 2020
Date: June 1, 2020

(Signature Page to Executive Separation Agreement and Release)

SCHEDULE I

1,000 shares of restricted common stock of Company awarded under Restricted Shares Award Agreement dated July 31, 2017

2,000 shares of restricted common stock of Company awarded under Restricted Shares Award Agreement dated July 24, 2018

2,000 restricted stock units awarded under Restricted Stock Unit Agreement dated July 23, 2019

Schedule I